QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 13, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALYPTE BIOMEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of)	3826 (Primary Standard Industrial Classification Code Number)	06-1226727 (I.R.S. employer incorporation or organizational)

1265 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502, (510) 749-5100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NANCY E. KATZ
Chief Executive Officer, President and Chief Financial Officer
Calypte Biomedical Corporation
1265 Harbor Bay Parkway
Alameda, California 94502
(510) 749-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BRUCE W. JENETT, ESQ.
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025-3506
(650) 324-7000 (phone)
(650) 324-0638 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  /x/

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box.  / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	1,726,024	$0.255	$440,136	$110

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low prices reported on the Nasdaq SmallCap Market on April 12, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED APRIL 13, 2001

The information in this prospectus is incomplete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

UP TO 1,726,024 SHARES
CALYPTE BIOMEDICAL CORPORATION
COMMON STOCK

CALYPTE BIOMEDICAL CORPORATION	This prospectus relates to shares of common stock of Calypte Biomedical Corporation that may be offered and sold, from time to time, by AMRO International, S.A., which may acquire all or a portion of these shares in connection with a convertible debentures and warrants purchase agreement, dated January 22, 2001, between AMRO and us. We will not receive any of the proceeds from the sale of the shares offered hereby.
1265 Harbor Bay Parkway Alameda, California 94502 (510) 749-5100	AMRO may sell the shares of common stock at various times in various types of public or private transactions, including sales in the open market, in negotiated transactions or by any combination of these methods, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best-efforts basis. AMRO may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from AMRO. We do not know, however, when the proposed sale of the shares by AMRO will occur. We will pay the expenses incident to the registration of such shares, except for selling commissions.
Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CALY". The last reported sales price for our common stock on the Nasdaq SmallCap Market on April 12, 2001 was $0.18 per share.	AMRO and any underwriters, agents or broker-dealers that participate with AMRO in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under such Act.

    This investment involves a high degree of risk. See "Risk Factors" beginning on Page 5.

    We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 13, 2001

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC.

  1.
  The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000.

  2.
  The description of the common stock contained in the Company's Registration Statement filed on Form 8-A, as filed with the SEC on July 10, 1996 and December 16, 1998.

  3.
  The Company's Current Report filed on Form 8-K, as filed with the SEC on April 13, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Calypte Biomedical Corporation
1265 Harbor Bay Parkway
Alameda, California 94502
Attention: President
Telephone: (510) 749-5100.

    You should rely only on information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information.

    From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

  •
  fluctuations in our operating results;

  •
  our ability to obtain additional financing during the second quarter of fiscal year 2001 that is necessary to fund our continuing operations;

  •
  announcements of technological innovations or new products which we or our competitors make;

  •
  FDA and international regulatory actions;

  •
  availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

  •
  developments with respect to patents or proprietary rights;

  •
  public concern as to the safety of products that we or others develop;

  •
  changes in health care policy in the United States or abroad;

  •
  changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

  •
  fluctuations in market demand for and supply of our products; and

  •
  price and volume fluctuations in the stock market at large which do not relate to our operating performance.

    For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS".

THE COMPANY

    Calypte Biomedical Corporation ("Calypte" or the "Company") believes that it is a leader in the development of a urine-based screening test for the detection of antibodies to the Human Immunodeficiency Virus, Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in recent Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.7% sensitivity in subjects known to be HIV-1 infected (as identified through blood-based screening tests). In subjects at low risk for HIV ("low risk subjects"), the specificity of the screening test with a companion Western Blot supplemental test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company estimates that most customers will find the cost of collecting, handling, testing and disposing of urine specimens to be significantly less than that of blood or other bodily fluid specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.

    We were incorporated as a Delaware corporation in 1996. On December 31, 2000, we had approximately 70 full-time employees. We are located at 1265 Harbor Bay Parkway, Alameda, California 94502, telephone number (510) 749-5100.

RECENT DEVELOPMENTS

    We and Townsbury Investments Limited ("TIL") signed a common stock purchase agreement dated November 2, 2000, subsequently amended on January 24, 2001 for the future issuance and purchase of our common stock. The initial closing of the transaction took place on November 2, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: the investor, TIL, committed up to $25 million to purchase our common stock over a twelve month period. Once during each draw down pricing period, we may request a draw of up to $6 million of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. The amount of money that TIL will provide to us and the number of shares we will issue to TIL in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. TIL receives a 5% discount to the market price for the 22 day period and we receive the settled amount of the draw down. In addition, we issued a 3-year warrant to TIL to purchase up to 1,000,000 shares of our stock at an exercise price of $1.55 per share.

    On February 13, 2001, we issued a draw down notice to TIL in connection with the common stock purchase agreement. This notice offered to sell up to $650,650 of our common stock to TIL based on the formula in the stock purchase agreement. The settlement period began on February 14, 2001, and ended on March 16, 2001, and settled on March 21, 2001. At the settlement, TIL purchased a total of 633,528 shares of our common stock at an average purchase price of $1.0270 per share, resulting in proceeds of $616,618, net of brokerage and escrow fees, being paid and released from escrow to us by TIL. Ladenburg Thalmann & Co. received $32,533 in brokerage fees and Epstein Becker & Green P.C. received $1,500 in escrow fees in connection with this draw down. Pursuant to our covenant in the convertible debentures, $308,309 of our net proceeds were used to redeem a portion of the outstanding convertible debenture.

    On March 19, 2001, we issued a second draw down notice to TIL in connection with the common stock purchase agreement. This notice offered to sell up to $576,792 of our common stock to TIL based on the formula in the stock purchase agreement. The settlement period began on March 20, 2001 and will end on April 19, 2001. We expect the draw down to settle shortly thereafter for a total number of shares and at an average price determined pursuant to the agreement. We expect to receive proceeds of approximately $544,952, net of brokerage and escrow fees. Pursuant to our convenant in the convertible debentures, $272,476 of our net proceeds must be used to redeem the convertible debentures in whole or part.

THE OFFERING

Common stock outstanding as of April 11, 2001	26,583,310 shares
Shares offered by selling security holder	1,726,024 shares
Risk Factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under "RISK FACTORS".
Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling security holder.
Nasdaq trading symbol	CALY

RISK FACTORS

    In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating our business before purchasing the shares offered in this Prospectus.

Uncertain market acceptance of our unique method of determining the presence of HIV antibodies.

    Our products incorporate a unique method of determining the presence of HIV antibodies. There can be no assurance that we will obtain:

  •
  any significant degree of market acceptance among physicians, patients or health care payors; or

  •
  recommendations and endorsements by the medical community which are essential for market acceptance of the products.

We have FDA approval to market our urine HIV-1 screening and supplemental tests and test kits in the United States and we have been marketing these products since July, 1998. To date, however, these products have only generated limited revenues and not achieved significant market penetration. The failure of our products to obtain market acceptance could cause us to cease operations.

We have limited experience selling and marketing our HIV-1 urine-based screening test.

    We have limited experience marketing and selling our products either directly or through our distributors. The success of our products depends upon alliances with third-party distributors. There can be no assurance that:

  •
  our direct selling efforts will be effective;

  •
  our distributors will successfully market our products; or

  •
  if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

Any disruption in our distribution, sales or marketing network could reduce our sales revenues and cause us to expend more resources on market penetration.

Our distribution and sales network for U.S. hospitals, public health and reference laboratory markets has thus far failed to yield significant sales and revenues.

    We have entered into distribution agreements with distributors of medical products to domestic healthcare markets including the distribution agreement announced in September, 1999 with Carter Wallace Inc. and the Sentinel HIV and STD testing service announced in May, 2000. Those arrangements have thus far failed to yield significant sales and revenues. We are continuing to examine alternative approaches to penetrate domestic healthcare markets including restructuring our existing distribution relationships and expanding our direct sales efforts. If our efforts to market our products to domestic hospitals, public health and reference laboratories fail to yield significant amounts of revenues, we may have to cease operations.

We have sustained losses in the past and we expect to sustain losses in the future.

    We have incurred losses in each year since our inception. Our net loss for the year ended December 31, 2000 was $12.2 million and our accumulated deficit as of December 31, 2000 was $79.0 million. We expect operating losses to continue as we continue our marketing and sales activities of our FDA-approved products and conduct additional research and development for subsequent products.

Our quarterly results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

    The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

  •
  actions taken by the FDA or foreign regulatory bodies relating to our products;

  •
  the extent to which our products and our Sentinel HIV and STD testing service gain market acceptance;

  •
  the timing and size of distributor purchases; and

  •
  introductions of alternative means for testing for HIV by competitors.

We may not be able to obtain additional financing that we will need during the second quarter of fiscal year 2001 and in the future.

    We do not believe that our currently available financing will be adequate to sustain operation at current levels for the second quarter of fiscal year 2001. As of March 31, 2001, our cash on-hand was $89,000. During the first quarter of 2001, our cash expenditures exceeded our cash receipts by approximately $1 million. We will need to raise more money to continue to finance our operations during this fiscal quarter. We may not be able to obtain additional financing on acceptable terms or at all. Any failure to obtain additional financing will place us in significant financial jeopardy.

    The report of KPMG LLP covering the December 31, 2000, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We will need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will place us in significant financial jeopardy.

We depend upon the viability of three products—our HIV-1 urine-based screening test and our urine and blood-based supplemental tests.

    Our HIV-1 urine-based screening test and our urine and blood-based supplemental tests are our only products. Accordingly, we may have to cease operations if our tests fail to achieve market acceptance or generate significant revenues.

Our products depend upon rights to technology that we have licensed from third party patent holders and there can be no assurance that the rights we have under these licensing agreements are sufficient or that we can adequately protect those rights.

    We currently have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Repligen and the Texas A&M University System. We also have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 serum-based supplemental test under a licensing agreement with National Institutes of Health.

We rely on sole source suppliers that we cannot quickly replace for certain components critical to the manufacture of our products.

    Any delay or interruption in the supply of these components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales.

We have limited experience in manufacturing our products and little experience in manufacturing our products in commercial quantities.

    We may encounter difficulties in scaling-up production of new products, including problems involving:

  •
  production yields;

  •
  quality control and assurance;

  •
  raw material supply; and

  •
  shortages of qualified personnel.

The success of our plans to enter international markets may be limited or disrupted due to risks related to international trade and marketing and the capabilities of our distributors.

    We anticipate that international distributor sales will generate a significant portion of our revenues for the next several years. We believe that our urine-based test can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood or other bodily fluid samples. The following risks may limit or disrupt our international sales:

  •
  the imposition of government controls;

  •
  export license requirements;

  •
  political instability;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  difficulties in managing international operations; and

  •
  fluctuations in foreign currency exchange rates.

Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to market successfully our products in foreign markets.

We face intense competition in the medical diagnostic products market and rapid technological advances by competitors.

    Competition in our diagnostic market is intense and we expect it to increase. Within the United States, our competitors include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours. These developments could render our technologies or products obsolete or noncompetitive or otherwise effect our ability to increase or maintain our products' market share.

Our ability to market our products depends upon obtaining and maintaining FDA and foreign regulatory approvals.

    Numerous governmental authorities in the United States and other countries regulate our products. The FDA regulates our products under federal statutes and regulations related to pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the

United States. If we fail to comply with FDA regulations, or the FDA believes that we are not in compliance with such regulations, the FDA can:

  •
  detain or seize our products;

  •
  issue a recall of our products;

  •
  prohibit marketing and sales of our products; and

  •
  assess civil and criminal penalties against us, our officers or our employees.

We also plan to sell our products in certain foreign countries where they may be subject to similar local regulatory requirements. The imposition of any of the sanctions described above could have a material adverse effect on us by delaying or reducing the growth in our sales revenue or causing us to expend more resources to penetrate our target markets. The regulatory approval process in the United States and other countries is expensive, lengthy and uncertain. We may not obtain necessary regulatory approvals or clearances in a timely manner, if at all. We may lose previously obtained approvals or clearances or fail to comply with regulatory requirements. The occurrence of any of these events would have a material adverse effect on Calypte by disrupting our marketing and sales efforts.

In the past we received a warning letter from the FDA regarding the sufficiency of our manufacturing records and production procedures in our Rockville, Maryland facility and we must continue to satisfy the FDA's concerns in order to avoid regulatory action against us.

    In May 1999, we received a Warning Letter from the FDA that cited a number of significant observations related to its November 20 through December 11, 1998 inspection of our manufacturing plant in Rockville, Maryland. On May 24, 1999, we responded in writing to each of the deficiencies cited in the Warning Letter. On November 19, 1999, we received a letter from the FDA stating that our responses were considered adequate, and the Warning Letter was formally closed. Between November 30, and December 9, 1999, the FDA conducted a follow-up inspection of our Rockville facility that resulted in observations requiring corrective actions or response from us. On January 7, 2000, we responded in writing to each of the FDA observations. On March 21, 2000, we received a response from the FDA requesting additional information. We met with and provided information to FDA officials on April 27, 2000 and on May 5, 2000 responded in writing to requests for additional information. On June 6, 2000, we received a response from the FDA indicating that our responses appear to be satisfactory and will be verified during a subsequent inspection. On April 3, 2001, the FDA began its subsequent inspection of our plant in Rockville, Maryland. This inspection was completed on April 11, 2001 and resulted in a short list of observations requiring corrective actions.

    Although the FDA indicates that it is currently satisfied with our responses to the items addressed in its earlier inspections, if the FDA subsequently determines that it is not satisfied with our records, procedures or corrective actions at either of our Alameda or Rockville facilities, the FDA could take regulatory actions against us, including license suspension, revocation, and/or denial, seizure of products and/or injunction, and/or civil penalties or criminal sanctions. Any such FDA action is likely to have a material adverse effect upon our ability to conduct operations by limiting our ability to manufacture and ship our products.

Our research and development of HIV urine tests involves the controlled use of hazardous materials.

    There can be no assurance that our safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on us.

We may not be able to retain our key executives and research and development personnel.

    As a small company with only 70 employees, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

As a small manufacturer of a medical diagnostic product, we are exposed to product liability and recall risks for which insurance coverage is expensive, limited and potentially inadequate.

    We manufacture medical diagnostic products which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims which exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims-made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liabilities which we incur in connection with clinical trials or sales of our products.

Our charter documents may inhibit a takeover.

    Certain provisions of our Certificate of Incorporation and Bylaws could:

  •
  discourage potential acquisition proposals;

  •
  delay or prevent a change in control of Calypte;

  •
  diminish stockholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then current market price; or

  •
  inhibit increases in the market price of our common stock that could result from takeover attempts.

We have adopted a stockholder rights plan that has certain anti-takeover effects.

    On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right for each outstanding share of Common Stock of the Company. The dividend is payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights should not interfere with any tender offer, or merger, which is approved by us because the rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

An investor's ability to trade our common stock may be limited by trading volume.

    The trading volume in our common shares has been relatively limited. A consistently active trading market for our common stock may not continue. The average daily trading volume in our common shares on the Nasdaq SmallCap Market was approximately 375,000 shares for the twelve months ending December 31, 2000. Our daily trading volume during that period ranged from 17,800 to 22,257,600 shares.

We may be removed from the Nasdaq SmallCap Market if we fail to meet certain maintenance criteria.

    The Nasdaq Stock Market rules require that the minimum bid price for our common stock exceeds $1.00 per share and that we meet at least one of the following criteria:

  •
  our net tangible assets equal at least $2.0 million;

  •
  our market capitalization is equal to $35.0 million in public float; or

  •
  we recognized net income of at least $500,000 in our most recent fiscal year or in two of our three previous fiscal years.

If our minimum bid price falls below $1.00 per share for 30 consecutive business days or if we fail to meet one of the three criteria relating to net assets, market capitalization or net income, then Nasdaq may find us to be out of compliance with its listing requirements and our common stock may be removed from the Nasdaq SmallCap Market.

    On March 8, 2001, Nasdaq notified us that we are not in compliance with the Nasdaq Stock Market listing requirements. Specifically, Nasdaq cited our failure to meet one of the three criteria relating to net assets, market capitalization or net income. As of December 31, 2000, our net tangible assets were ($1.56) million and that amount has declined further during the first quarter of 2001. Our market capitalization has fluctuated between $4.8 million and $48.8 million since November 1, 2000. At the close of business on April 12, 2001, our market capitalization was approximately $4.8 million in public float. We also have not recognized net income in any of our previous fiscal years.

    We responded to Nasdaq's notification of March 8, 2001 in a letter dated March 22, 2001 with a plan to achieve compliance with the Nasdaq SmallCap Market listing requirements and are now waiting for the Nasdaq Stock Market's reply. However, we cannot assure you that we will be able to regain compliance with Nasdaq listing standards or that our stock will continue to be eligible for trading on the Nasdaq SmallCap Market or any other market.

    In addition, on two prior occasions, Nasdaq advised us that we were not in compliance with Nasdaq's $1.00 minimum bid price requirement. In both cases, our stock price recovered prior to a decision by Nasdaq to delist our stock. However, as of April 12, 2001, the closing bid price for our common stock was $0.18, and the daily trading price for our common stock had been below $1.00 per share for 22 consecutive trading days.

    The ability of our stockholders to sell their shares into an active trading market could be significantly impaired if we fail to satisfy the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume. In addition, we would no longer meet one of the covenants of both the convertible debentures and warrants purchase agreement and the common stock purchase agreement with Townsbury Investments Limited ("TIL"). We would be in default under the terms of the convertible debentures, which, in such event would become immediately due and payable. We would also be in default under the terms of the common stock purchase agreement with TIL, which, in such event, would have the right to terminate the agreement.

The price of Calypte's common stock has been highly volatile due to several factors which will continue to affect the price of our stock.

    Our common stock has traded as low as $0.18 per share and as high as $5.12 per share in the twelve months ending April 12, 2001. Some of the factors leading to this volatility include:

  •
  price and volume fluctuations in the stock market at large which do not relate to our operating performance;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new products which we or our competitors make;

  •
  FDA and international regulatory actions;

  •
  availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

  •
  developments with respect to patents or proprietary rights;

  •
  public concern as to the safety of products that we or others develop;

  •
  changes in health care policy in the United States or abroad;

  •
  changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally; and

  •
  fluctuations in market demand for and supply of our products.

Calypte and the price of its stock may be adversely effected by the public sale of a significant number of the shares eligible for future sale.

    All outstanding shares of our common stock are freely tradable. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

Our common stock could be substantially diluted by the conversion of the convertible debentures into common stock.

    The issuance of additional shares and the eligibility of issued shares for resale may substantially dilute our common stock and lower the price of our common stock.

    The two convertible debentures that we have issued under the convertible debenture and warrants purchase agreement between AMRO and us are convertible into shares of common stock. If a convertible debenture is converted prior to or on its maturity date, such debenture will be converted at a set price per share. The set conversion price of the first debenture is $1.2232 per share and the set conversion price of the second debenture is $0.9858 per share. If, however, a convertible debenture is converted after its maturity date, such debenture will be converted at the lesser of (a) its respective set price or (b) 85% of the average of the three lowest closing bid prices during the twenty-two trading days immediately prior to the date of conversion.

    Accordingly, the convertible debentures may be convertible into shares of common stock at a price that will be substantially less than the market price of our stock at the time of conversion. Moreover, the lower the price of our stock at the time of conversion of such convertible debenture, the greater the number of shares that we will be required to issue, and the greater the dilution that our existing shareholders will incur. Also, the perceived risk of dilution may cause our existing shareholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock. For additional information about the dilutive effect of the convertible debentures, please refer to the section titled "Selling Security Holder" beginning on page  of this prospectus.

The sale of stock pursuant to the equity line of credit may substantially dilute the interests of other security holders.

    The shares issuable to Townsbury Investments Limited ("TIL") pursuant to the equity line of credit will be issued at a 5% discount to the average daily price of our common stock. Accordingly, the shares of common stock then outstanding will be diluted. Depending on the price per share of our common stock during the twelve month period of the equity line of credit, we may need to register additional shares for resale to access the full amount of financing available, which could have a further dilutive effect on the value of our common stock.

We cannot determine the precise amount by which the interests of other security holders will be diluted by draw downs under the equity line of credit because our decisions on the number, size and the timing of draw downs and the minimum threshold price for each draw down depends upon a number of factors.

    We have substantial discretion over the number, size and timing of the draw downs that we will make under the equity line of credit. In addition, at the time we make each draw down request, we have the right to limit the amount of dilution that will occur by setting a minimum threshold price below which shares may not be sold in that draw down. However, if we set the minimum threshold price at a level high enough to limit the sale of our shares, the amount of funds we can raise in that draw down will also be reduced. Some of the factors that we will consider in determining the size and amount of each draw down and the minimum threshold price are:

  •
  our short-term and long-term operating capital requirements;

  •
  our actual and projected revenues and expenses;

  •
  our assessment of general market and economic conditions;

  •
  our assessment of risks and opportunities in our targeted markets;

  •
  the availability and cost of alternative sources of financing; and

  •
  the trading price of our common stock and our expectations with respect to its future trading price.

    Our discretion with respect to the number, size and timing of each draw down request is also subject to a number of contractual limitations.

We cannot determine the precise amount by which the interests of other security holders will be diluted by our sales under the equity line of credit because the number of shares we will sell depends upon the trading price of the shares during each draw down period.

    The number of shares that we will sell is directly related to the trading price of our common stock during each draw down period. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by TIL. Contractually, we can sell up to 5,085,018 shares of our common stock under the equity line of credit without seeking stockholder approval to sell additional shares.

    Our common stock has traded as low as $0.18 per share and as high as $5.12 per share during the twelve-month period ending April 12, 2001. If the daily weighted average price of our stock throughout each draw down period is less than $5.00 per share and we chose to draw down the maximum amount of funds possible under the equity line of credit, we could sell up to the 5,085,018 shares available without stockholder approval. Our decision on whether to seek stockholder approval to make additional draw downs under the equity line of credit after we reach the contractual limit would depend upon the factors described in the preceding risk factor.

    If the daily weighted average price of our stock throughout each draw down period equals or exceeds $5.00 per share, and we choose to draw down the maximum amount of funds available under the equity line of credit, we would sell less than the maximum number of shares available without stockholder approval. For instance, if the daily weighted average sale price is $6.00 per share, we could sell up to 4,166,166 shares before drawing down the entire $25 million available under the equity line of credit.

The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

    As we sell shares of our common stock to TIL pursuant to the equity line of credit and then TIL sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by TIL, subject to a designated minimum threshold price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

USE OF PROCEEDS

    The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of AMRO. We will not receive any proceeds from the sale of the common stock by AMRO; rather, AMRO will receive those proceeds directly. However, we received net cash proceeds in the total amount of $925,000 when we issued two 6% convertible debentures in the principal amount of $550,000 each. We may receive additional cash upon the exercise of warrants held by AMRO if AMRO chooses to pay cash upon exercise rather than utilize the cashless (or "net") exercise provision contained in the warrant. We are using the proceeds from the sale of the convertible debentures to AMRO for general working capital purposes, and we intend to use the proceeds from the exercise of the warrant by AMRO also for general working capital purposes.

DILUTION

    The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

    The net tangible book value of our common stock as of December 31, 2000, was $(1,562,000), or approximately $(0.06) per share. Assuming that:

  •
  on December 31, 2000, if we had issued a total of 957,333 shares to AMRO upon conversion of the two convertible debentures with a total face value of $1,100,000 (calculated based on 95% of the average closing price of our common stock for the ten trading days preceding December 31, 2000); and

  •
  on December 31, 2000, if AMRO had exercised its warrant issued pursuant to the convertible debentures and warrants purchase agreement for 200,000 shares of common stock at an exercise price of $1.50 per share, our pro forma net tangible book value as of December 31, 2000 would have been $(337,000), or approximately $(0.01) per share.

    This represents an immediate increase in the net tangible book value of approximately $0.05 per share to existing stockholders on December 31, 2000. This also represents an immediate dilution in net tangible book value of approximately $1.47 per share to all acquirers of common stock in this offering.

    The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to AMRO under the convertible debentures and how many of the vested options and warrants outstanding have been exercised at the time of your investment.

SELLING SECURITY HOLDER

    On January 22, 2001, we entered into a convertible debentures and warrants purchase agreement with AMRO International, S.A. Under the agreement, we issued at a 10% discount to AMRO, a 6% convertible debenture in the principal amount of $550,000 on January 26, 2001, and a second 6% convertible debenture in the principal amount of $550,000 on March 13, 2001. Each debenture matures 90 days after issuance.

    On March 22, 2001, we redeemed the first convertible debenture in part by paying off $308,309 of the principal amount. As of April 11, 2001, the total outstanding amount on the first convertible debenture was $247,498 (of which $5,807 represented accrued interest) and on the second convertible debenture was $552,712 (of which $2,712 represented accrued interest).

    The convertible debentures are convertible, at the option of AMRO, into shares of common stock. Assuming that a convertible debenture is converted by its maturity date, such debenture will be converted at a set price per share. The set price for the conversion of the first debenture is $1.2232 per share, and for conversion of the second debenture is $0.9858 per share. If a convertible debenture is converted after its maturity date, such debenture will be converted at the lower of (a) its respective set price or (b) 85% of the average of the three lowest closing bid prices during the twenty-two trading days immediately prior to the date of conversion. Without AMRO's consent, a debenture may not be exercised at any given time into a number of shares that would make AMRO a beneficial owner of more than 9.9% of the outstanding shares of our stock. Under the debenture, interest is payable quarterly, and AMRO may elect to receive shares of our stock in payment of interest using the conversion price formula described above.

    Assuming that AMRO elected to convert the two convertible debentures prior to their maturity dates on April 12, 2001, we would be required to issue 202,337 shares for the first convertible debenture that we issued and 560,674 shares for the second convertible debenture that we issued. Assuming a conversion date of April 12, 2001, we would thus issue a total of 763,011 shares of common stock at the respective set conversion prices of the two convertible debentures.

    However, assuming that the convertible debentures were not redeemed by their maturity dates and that the outstanding principal on the two convertible debentures had not been paid down since April 12, 2001, the table below shows the number of shares that we would be required to issue upon conversion of the convertible debentures at various average stock prices ranging from $2.00 per share to $0.10 per share on the day following their respective maturity dates. For purposes of the table below, "average stock price" means the average of the three lowest closing prices of our common stock during the twenty-two day trading period prior to conversion. The table below does not include any shares that we may issue upon exercise of the warrants that we have issued to AMRO. The closing sale price of our common stock on April 12, 2001 was $0.18 per share.

Average Stock Price	Number of Shares Issuable Upon Conversion of the First Debenture on April 27, 2001 (1)	Number of Shares Issuable Upon Conversion of the Second Debenture on June 14, 2001 (2)
$2.00	202,824	566,177
1.75	202,824	566,177
1.50	202,824	566,177
1.25	233,500	566,177
1.00	291,875	656,631
0.75	389,167	875,509
0.50	583,751	1,313,264
0.25	1,167,501	2,626,527
0.10	2,918,753	6,566,318

(1)
As of April 27, 2001, the total outstanding amount of the first convertible debenture would be $248,094, if the principal amount outstanding as of April 11, 2001 ($247,498) has not been redeemed in whole or part.

(2)
As of June 14, 2001, the total outstanding amount of the second convertible debenture would be $558,137, if the principal amount outstanding as of April 11, 2001 ($550,000) has not been redeemed in whole or part.

    Each debenture will mature 90 days after its issuance, subject to earlier conversion. The maturity dates are April 26, 2001 for the first convertible debenture and June 11, 2001 for the second convertible debenture. However, all amounts under the debenture will become immediately due and payable upon a default by us. A default will occur, among other cases, if:

  •
  we fail to pay principal and interest under the debenture within 3 trading days of the due date;

  •
  we breach any material representations and warranties made by us in the convertible debentures and warrants purchase agreement;

  •
  we fail to issue shares of stock to AMRO upon proper conversion of the debenture or we fail to permit the lawful transfer of those shares by AMRO, and such failure remains uncured for 5 business days;

  •
  we fail to observe any material covenant, term, provision, condition, agreement or obligation under the convertible debentures and warrants purchase agreement, our registration rights agreement with AMRO or the 6% convertible debentures, and such failure continues for 30 business days after notice thereof;

  •
  we become insolvent or subject to a bankruptcy proceeding, or certain events evidencing our insolvency occur, including our failure to pay a judgment in excess of $100,000 within 60 days of the time it is entered;

  •
  we fail to cause this registration statement to be declared effective by the SEC by July 26, 2001; or

  •
  our stock is suspended from trading or otherwise not traded on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

    We are required to use no less than 50% of the proceeds from any future equity financing to repay the debentures, in whole or in part, at a price equal to the outstanding principal amount of the debentures plus all accrued and unpaid interest. In addition, we may not sell any of our equity securities at a discount to the then-current market price without first obtaining AMRO's consent, subject to certain exceptions. We will be subject to this restriction until the earlier of:

  •
  180 days after the effective date of this registration statement,

  •
  two years from the date on which the debentures were issued, or

  •
  the date on which AMRO no longer holds any of the convertible debentures.

    Under the convertible debentures and warrants purchase agreement, we also issued to AMRO on January 24, 2001, a warrant to acquire 200,000 shares of our common stock at a purchase price of $1.50 per share.

    We are required to register the shares of our stock that may be issued under the convertible debentures and warrants purchase agreement for resale by AMRO under the Securities Act of 1933. These shares consist of shares that AMRO may acquire:

  •
  in payment of interest under the 6% convertible debentures;

  •
  upon conversion of the 6% convertible debentures; and

  •
  upon exercise of the warrant we have issued to AMRO.

    Ladenburg Thalmann & Co. acted as our broker in connection with the convertible debentures and warrants purchase agreement. Pursuant to our agreement with Ladenburg, we have paid Ladenburg $25,000 upon the issuance of each debenture in consideration of the introduction to AMRO.

    This prospectus covers an aggregate of 1,726,024 shares of our common stock, consisting of:

  •
  up to 1,526,024 shares that may be sold from time to time by AMRO, who may acquire these shares under the 6% convertible debentures; and

  •
  200,000 shares that may be sold from time to time by AMRO, who may acquire these shares upon exercise of the warrant that we have issued to AMRO.

    The applicable percentage of ownership listed below is based on 26,583,310 shares of common stock outstanding as of April 11, 2001, and assumes the 963,011 shares that we may issue pursuant to the two 6% convertible debentures, which represents the number of shares that we would have been required to issue as of April 12, 2001 had the debentures been converted on that date, and the 200,000 shares that we may issue upon exercise of the warrant for purchase of common stock which we have issued to AMRO.

	Common Stock Beneficially Owned Prior to Offering		Common Stock to be Sold	Common Stock Beneficially Owned After Offering
Holder	Number	Percent	Number	Number	Percent
AMRO International, S.A.(1)	963,011	3.5%	963,011	-0-	0%

(1)
Without AMRO's consent, the debentures may not be exercised at any given time into a number of shares that would make AMRO a beneficial owner of more than 9.9% of the outstanding shares of our stock. AMRO's address is Grossmunster Platz 26, Zurich CH 8022, Switzerland. Based on information provided by AMRO, all decisions relating to the voting and disposition of shares of our stock held by AMRO are made by its board of directors. The members of AMRO's board of directors are H.U. Bachofen, Michael Klee and Ruth Streitenberger, and their address is the same as AMRO's business address set forth above.

PLAN OF DISTRIBUTION

    AMRO and any of its respective pledgees, assignees and successors-in interest may sell, from time to time, any or all of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. AMRO may use any one or more of the following methods when selling shares:

  •
  sales on the Nasdaq SmallCap Market, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price;

  •
  underwritten offerings;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

    AMRO may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

    AMRO may, together with any of its agents, accept or reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part. In addition, we have paid Ladenburg, Thalmann & Co., an investment bank which introduced us to AMRO, $25,000 upon the issuance of each debenture in consideration of the introduction to AMRO. Furthermore, we have paid a one-time fee of $25,000 to Epstein Becker & Green, P.C. for acting as escrow agent in the sale of the debentures and warrant.

    Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. AMRO, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of AMRO and limit the timing of purchases and sales of any shares of common stock by AMRO. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

    AMRO may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. AMRO may pledge its shares to its brokers under the margin provisions of customer agreements. If

AMRO defaults on a margin loan, the broker may offer and sell, from time to time, the pledged shares.

    AMRO may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Broker-dealers engaged by AMRO may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from AMRO (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. AMRO does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that AMRO will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be sold by AMRO.

    AMRO and any broker-dealers or agents that are involved in selling its shares may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, state or jurisdiction, other than the United States. In certain states, AMRO may not offer or sell its shares of common stock unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, AMRO can offer and sell its shares of common stock only through registered or licensed brokers or dealers.

    We are required to pay all fees and expenses incident to the registration of the shares. AMRO will pay any sales commissions or other seller's compensation applicable to these transactions. We have agreed to indemnify AMRO against certain losses, claims, damages and liabilities under the Securities Act of 1933.

Limited Grant of Registration Rights

    We granted the registration rights to AMRO pursuant to the convertible debentures and warrants purchase agreement.

    In connection with any such registration, we will have no obligation:

  •
  to assist or cooperate with AMRO in the offering or disposition of such shares;

  •
  to indemnify or hold harmless the holders of any such shares (other than AMRO) or any underwriter designated by such holders;

  •
  to obtain a commitment from an underwriter relative to the sale of any such shares; or

  •
  to include such shares within an underwritten offering of our shares of common stock.

    We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

    We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with AMRO, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus.

LEGAL MATTERS

    The validity of the issuance of the shares being offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe LLP, Palo Alto, California.

EXPERTS

    The consolidated financial statements and schedule of Calypte Biomedical Corporation and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG LLP covering the December 31, 2000, consolidated financial statements and schedule contain an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fees	$110
Nasdaq listing fee	17,500
Legal fees and expenses	20,000
Accountants' fees	8,000
Miscellaneous	5,000

Total	$50,610

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16. Exhibits.

    The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	Convertible Debentures and Warrants Purchase Agreement between Calypte and AMRO dated January 22, 2001.
10.2	Registration Rights Agreement between Calypte and AMRO dated January 22, 2001.
10.3	Escrow Agreement between Calypte and AMRO dated January 22, 2001.
10.4	Stock Purchase Warrant to purchase common stock issued to AMRO on January 24, 2001
10.5	6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO
10.6	6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)

Item 17. Undertakings

    (a) The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, Calypte Biomedical Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on the 13th day of April, 2001.

CALYPTE BIOMEDICAL CORPORATION

By:	/s/ NANCY E. KATZ Nancy E. Katz Chief Executive Officer, President, Chief Financial Officer and Director

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Nancy E. Katz his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ NANCY E. KATZ Nancy E. Katz	Chief Executive Officer, President, Chief Financial Officer and Director	April 13, 2001
/s/ DAVID COLLINS David Collins	Chairman of Board of Directors	April 13, 2001
William A. Boeger	Director	April , 2001

Signature	Title	Date

/s/ JOHN J. DIPIETRO John J. DiPietro	Director	April 13, 2001
/s/ PAUL FREIMAN Paul Freiman	Director	April 13, 2001
/s/ JULIUS R. KREVANS, M.D. Julius R. Krevans, M.D.	Director	April 13, 2001
/s/ MARK NOVITCH, M.D. Mark Novitch, M.D.	Director	April 13, 2001
/s/ ZAFAR I. RANDAWA, PH.D. Zafar I. Randawa, Ph.D.	Director	April 13, 2001
/s/ CLAUDIE E. WILLIAMS Claudie E. Williams	Director	April 13, 2001
/s/ NANCY E. KATZ Nancy E. Katz Attorney-In-Fact		April 13, 2001

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	Convertible Debentures and Warrants Purchase Agreement between Calypte and AMRO dated January 22, 2001.
10.2	Registration Rights Agreement between Calypte and AMRO dated January 22, 2001.
10.3	Escrow Agreement between Calypte and AMRO dated January 22, 2001.
10.4	Stock Purchase Warrant to purchase common stock issued to AMRO on January 24, 2001
10.5	6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO
10.6	6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)

QuickLinks

PRELIMINARY PROSPECTUS UP TO 1,726,024 SHARES CALYPTE BIOMEDICAL CORPORATION COMMON STOCK
Table of Contents
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
DILUTION
SELLING SECURITY HOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX